Exhibit 99

             Pharmacia & Upjohn and Searle to Co-Promote DETROL, The
                    Leading Treatment for Overactive Bladder

     PEAPACK, N.J. and SKOKIE, Ill., January 10, 2000 -- Pharmacia & Upjohn (NYSE: PNU) and Searle, today announced an agreement under which Searle, the pharmaceutical subsidiary of the Monsanto Company will co-promote DETROL (tolterodine tartrate tablets) in the United States.

     Under the terms of the co-promotion agreement, Searle will deploy approximately 475 sales representatives to promote DETROL in the U.S. beginning on March 1, 2000. With the agreement, a combined sales force of approximately 1,800 representatives will promote DETROL to urology, primary care and other physician audiences.

     "We are very excited with this co-promotion agreement which provides us access to additional resources for DETROL in the critical U.S. market," said Tim Rothwell, Executive Vice President and President, Global Pharmaceutical Operations of Pharmacia & Upjohn. "With the addition of the Searle sales force, the number of representatives selling DETROL is nearly twice that of our competition and positions us to extend our leadership in the rapidly growing overactive bladder market."

     Overactive bladder is a serious but treatable medical condition that is estimated to affect 17 million Americans. However, current estimates indicate that only a small minority of sufferers are currently being treated.

     "We are pleased to be partnering with Pharmacia & Upjohn to support a successful product with tremendous potential," said Alan L. Heller, Searle Co-President and Chief Operating Officer. "We believe the market opportunity for DETROL is large and that we can contribute by enhancing the outreach efforts to inform the medical community about this exciting product. The added strength of our highly-experienced sales force will support both market expansion and brand growth."

     Pharmacia & Upjohn recently announced it has submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration for DETROL containing new data that demonstrates the efficacy profile of DETROL in the treatment of overactive bladder, including clinically and statistically significant reductions in frequency and incontinence episodes compared with placebo. There was additional benefit of increased bladder capacity as measured by volume voided.

     DETROL, which was introduced in the U.S. by Pharmacia & Upjohn in April 1998, is indicated for the treatment of people with overactive bladder with symptoms of urinary frequency, urgency or urge incontinence. DETROL tablets are contraindicated in patients with urinary retention, gastric retention, or uncontrolled narrow-angle glaucoma. DETROL is a trademark of Pharmacia & Upjohn.

     This agreement is separate and independent from the merger agreement announced in December 1999 by Pharmacia & Upjohn and Monsanto. The merger is expected to close in the second quarter of 2000.

     Pharmacia & Upjohn is a global, innovation-driven pharmaceutical and health care company. Pharmacia & Upjohn's products, services and employees demonstrate its commitment to improving wellness and quality of life for people around the world.

     Searle, the pharmaceutical sector of Monsanto Company (NYSE: MTC), develops, produces and markets prescription pharmaceuticals worldwide. The company focuses its expertise on five therapeutic areas: arthritis, cardiovascular disease, cancer, sleep, and women's health. Searle, the leading arthritis company worldwide, is the largest provider of branded prescription arthritis medicines in the United States and is the first company to bring COX-2 technology to the marketplace. For more information on Searle, access www.searlehealthnet.com.

P&U Media Contact:                      Searle Media Contact:
Paul Fitzhenry                          Sally Benjamin Young
908-901-8770                            847-581-6720
Rose Talarico
908-901-8516

P&U Analyst Contact:                    Searle Analyst Contact:
Craig Tooman                            Ann Gualtieri
908-901-8853                            847-581-6280